Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

December 8, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Thompson Designs, Inc.
Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 2, Registration Statement under the Securities Act of 1933, filed by Thompson Designs, Inc. of our report dated October 20, 2010, relating to the financial statements of Thompson Designs, Inc., a Nevada Corporation, as of and for the period ending September 30, 2010, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC